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                                                                   EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
CapStar Hotel Company:

  We consent to the use of our report dated May 19, 1998 related to the balance sheet of MeriStar Hotels & Resorts, Inc. as of March 31, 1998 and the use of our report dated March 30, 1998 related to the combined balance sheets of the management and leasing business of CapStar Hotel Company and subsidiaries ("OpCo") as of December 31, 1997 and 1996 and the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the registration statement on Form S-1 of MeriStar Hotels & Resorts, Inc.

  We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG Peat Marwick LLP

Washington, D.C.

June 22, 1998